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                                                                     EXHIBIT 2.6

                        CONFIDENTIAL DISCLOSURE AGREEMENT

                                     BETWEEN

                         AMBASSADORS INTERNATIONAL, INC.

                                       AND

                             AMBASSADORS GROUP, INC.

                                 EFFECTIVE AS OF

                             _________________, 2001


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                        CONFIDENTIAL DISCLOSURE AGREEMENT

       This Confidential Disclosure Agreement (this "Agreement") is entered into as of __________, 2001, between Ambassadors International, Inc., a Delaware corporation ("Ambassadors"), and Ambassadors Group, Inc., a Delaware corporation ("Education"). Ambassadors and Education are sometimes referred to herein individually as a "party" or collectively as the "parties."

       WHEREAS, Ambassadors currently owns all of the issued and outstanding capital stock of Education; and,

       WHEREAS, the Board of Directors of Ambassadors has determined that it is appropriate and desirable to separate the business of the parties (the "Separation") and to distribute all of the shares of Education common stock pro rata to the holders of Ambassadors common stock (the "Distribution"), all on the terms and conditions contemplated by a Master Separation and Distribution Agreement dated _____________, 2001 (the "Separation Agreement");

       WHEREAS, in connection with the Separation and Distribution, the parties wish to make certain agreements regarding protection of their Confidential Information.

       NOW, THEREFORE, in consideration of the foregoing and the covenants and agreements set forth below, the parties hereto agree as follows:

1. DEFINITIONS. For the purposes of this Agreement, the following terms shall have the following meanings. Any capitalized terms which are not defined in this Agreement shall have the meaning assigned to them in the Separation Agreement.

       1.1. "ANCILLARY AGREEMENTS" means the items and agreements listed in
       Section 2.1 of the Separation Agreement and all agreements and documents contemplated by such agreements.

       1.2. "CONFIDENTIAL INFORMATION" means any and all financial, technical, commercial or other information of Ambassadors or Education, as appropriate (whether written or oral), including, without limitation, all information, notes, client lists and records, reports, analyses, financial statements, compilations, studies, forms, business or management methods, marketing data, fee schedules, information technology systems and programs, projections, forecasts or trade secrets of Ambassadors or Education, as applicable, whether or not such Confidential Information is disclosed or otherwise made available to one party by the other party pursuant to this Agreement. Confidential Information shall also include the terms and provisions of this Agreement and any transactions consummated or documents executed by the parties pursuant to this Agreement. Confidential Information does not include any information that (i) is or becomes generally available to and known by the public (other than as a result of an unpermitted disclosure directly or indirectly by the Receiving Party or its affiliates, advisors or representatives); (ii) is or becomes available to the Receiving Party on a nonconfidential basis from a source other than the Disclosing Party or its affiliates, advisors or representatives, provided that such source is not and was not bound by a confidentiality agreement with or other obligation of secrecy to the Disclosing Party; or (iii) has already been developed, or is hereafter independently acquired or developed, by the Receiving Party without violating any confidentiality agreement with or other obligation of secrecy to the Disclosing Party.

       1.3. "CONFIDENTIALITY PERIOD" means five years after either (i) the Separation Date with respect to Confidential Information of the Disclosing Party that is known to or in the possession of the Receiving Party as of the Separation Date or (ii) the date of disclosure with respect to Confidential Information that is disclosed by the Disclosing Party to the Receiving Party after the Separation Date.

       1.4. "DISCLOSING PARTY" means the party owning or disclosing the relevant Confidential Information.

       1.5. "DISPUTES" has the meaning set forth in Section 6.7 of the Separation Agreement.

       1.6. "DISTRIBUTION DATE" has the meaning set forth in Section 6.10 of the Separation Agreement.


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       1.7. "PERSON" has the meaning set forth in Section 6.21 of the Separation
       Agreement.

       1.8. "RECEIVING PARTY" means the non-owning party or recipient of the relevant Confidential Information.

       1.9. "SEPARATION AGREEMENT" means the Master Separation and Distribution Agreement dated ___________, 2001 between the parties.

       1.10. "SEPARATION DATE" has the meaning set forth in Section 6.25 of the Separation Agreement.

       1.11. "SUBSIDIARY" has the meaning set forth in Section 6.26 of the Separation Agreement.

       1.12. "THIRD PARTY" means a Person other than Ambassadors, its Subsidiaries and their respective employees and Education, its Subsidiaries and their respective employees.

       1.13. "TRANSACTION AGREEMENTS" means the Separation Agreement and the Ancillary Agreements.

2. CONFIDENTIALITY.

       2.1. CONFIDENTIALITY AND NON-USE OBLIGATIONS. During the Confidentiality Period, the Receiving Party shall (i) protect the Confidential Information of the Disclosing Party by using the same degree of care, but no less than a reasonable degree of care, to prevent the unauthorized use, dissemination, or publication of the Confidential Information as the Receiving Party uses to protect its own Confidential Information of a like nature, (ii) not use such Confidential Information in violation of any use restriction in any Transaction Agreement, and (iii) not disclose such Confidential Information to any Third Party, except as expressly permitted under this Agreement, in the Transaction Agreements or in any other agreements entered into between the parties in writing, without prior written consent of the Disclosing Party.

       2.2. COMPELLED DISCLOSURE. If the Receiving Party or any of its respective Subsidiaries believes that it will be compelled by a court or other authority to disclose Confidential Information of the Disclosing Party, it shall (i) give the Disclosing Party prompt and timely written notice so that the Disclosing Party may take steps to oppose such disclosure, but in any event the Receiving Party shall not be prohibited from complying with such requirement and (ii) cooperate with the Disclosing Party in its attempts to oppose such disclosure, provided that such opposition is reasonable in light of applicable law or regulation. If the Receiving Party complies with the above, it shall not be prohibited from complying with such requirements to disclose, but shall cooperate with the Disclosing Party to take all reasonable steps to make such disclosure subject to a suitable protective order or otherwise prevent unrestricted or public disclosure.

       2.3. NO RESTRICTION ON DISCLOSING PARTY. Nothing in this Agreement shall restrict the Disclosing Party from using, disclosing, or disseminating its own Confidential Information in any way provided that, in so doing, it does not use, disclose or disseminate any Confidential Information of the Receiving Party.

       2.4. NO RESTRICTION ON REASSIGNMENT. This Agreement shall not restrict reassignment of the Receiving Party's employees.

       2.5. THIRD PARTY RESTRICTIONS. Nothing in the Agreement supersedes any restriction imposed by Third Parties on their Confidential Information, and there is no obligation on the Disclosing Party to conform Third Party agreements to the terms of this Agreement.

3. WARRANTY DISCLAIMER. Each party acknowledges and agrees that all Confidential Information is provided on an "as is, where is" basis and that neither party nor any of its Subsidiaries has made or will make any warranty whatsoever with respect to confidential information, express, implied or statutory, including, without limitation, any implied warranties of merchantability, fitness for a particular purpose, title, enforceability or non-infringement.


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4. TERM AND TERMINATION.

       4.1. TERM. This Agreement shall remain in full force and effect unless and until terminated by the mutual written agreement of the parties.

       4.2. SURVIVAL. Articles 2 (with respect to Confidential Information acquired or disclosed prior to the date of termination), 3, 5, and 6 shall survive any termination of this Agreement.

5. DISPUTE RESOLUTION. Resolution of any and all Disputes arising from or in connection with this Agreement shall be exclusively governed by and settled in accordance with the provisions of this Article 5.

       5.1. NEGOTIATION. The parties shall make a good faith attempt to resolve any Dispute arising out of or relating to this Agreement through informal negotiation between appropriate representatives from each of Ambassadors and Education. If at any time either party feels that such negotiations are not leading to a resolution of the Dispute, such party may send a notice to the other party describing the Dispute and requesting a meeting of the senior executives from each party. Within ten business days after such notice of a Dispute is given, each party shall select appropriate senior executives (e.g., director or V.P. level) of each party who shall have the authority to resolve the matter and shall meet to attempt in good faith to negotiate a resolution of the Dispute prior to pursuing other available remedies. During the course of negotiations under this
       Section 5.1, all reasonable requests made by one party to the other for information, including requests for copies of relevant documents, will be honored. The specific format for such negotiations will be left to the discretion of the designated negotiating senior executives but may include the preparation of agreed upon statements of fact or written statements of position furnished to the other party. In the event that any Dispute arising out of or related to this Agreement is not settled by the parties within 30 days after the first meeting of the negotiating senior executives, either party may commence litigation with respect to the Dispute. However, except as provided below in Section 5.2, neither party shall commence litigation against the other party to resolve the Dispute (i) until the parties try in good faith to settle the Dispute by negotiation for at least 30 days after the first meeting of the negotiating senior executives or (ii) until 40 days after notice of a Dispute is given by either party to the other party, whichever occurs first.

       5.2. PROCEEDINGS. Any Dispute regarding the following is not required to be negotiated prior to seeking relief from a court of competent jurisdiction: breach of any obligation of confidentiality; infringement, misappropriation, or misuse of any intellectual property right; or any other claim where interim relief from the court is sought to prevent serious and irreparable injury to a party. However, the parties shall make a good faith effort to negotiate such Dispute, according to Section 5.1, while such court action is pending.

       5.3. CONTINUITY OF SERVICE AND PERFORMANCE. Unless otherwise agreed in writing, the parties will continue to provide service and honor all other commitments under this Agreement and each Ancillary Agreement during the course of dispute resolution pursuant to the provisions of this Article 5 with respect to all matters not subject to such dispute, controversy or claim.

6. MISCELLANEOUS PROVISIONS.

       6.1. AUTHORITY. Each of the parties hereto represents to the other that
       (i) it has the corporate or other requisite power and authority to execute, deliver and perform this Agreement, (ii) the execution, delivery and performance of this Agreement by it have been duly authorized by all necessary corporate or other actions, (iii) it has duly and validly executed and delivered this Agreement, and (iv) this Agreement is a legal, valid and binding obligation, enforceable against it in accordance with its terms subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors' rights generally and general equity principles.

       6.2. AMENDMENT AND EXECUTION. The Boards of Directors of Education and Ambassadors may mutually agree to amend the provisions of this Agreement at any time or times, for any reason, either prospectively or retroactively,


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       to such extent and in such manner as the Boards mutually deem advisable.
       Each Board may delegate its amendment power, in whole or in part, to one or more Persons or committees as it deems advisable. No change or amendment will be made to this Agreement, except by an instrument in writing signed by authorized individuals. This Agreement and amendments hereto shall be in writing and executed on behalf of Ambassadors and Education by their respective duly authorized officers and representatives.

       6.3. COUNTERPARTS. This Agreement, including any attachments hereto and the other documents referred to herein, may be executed via facsimile or otherwise in counterparts, each of which shall be deemed to be an original but all of which shall constitute one and the same agreement.

       6.4. EFFECTIVENESS. All covenants and agreements of the parties contained in this Agreement shall be subject to and conditioned upon the Distribution becoming effective.

       6.5. EFFECT IF SEPARATION AND/OR DISTRIBUTION DOES NOT OCCUR. If the Separation and/or Distribution does not occur, then all actions and events that are, under this Agreement, to be taken or occur effective as of the Separation Date and/or Distribution Date, or otherwise in connection with the Separation and/or Distribution, shall not be taken or occur except to the extent specifically agreed by Education and Ambassadors.

       6.6. TERMINATION. This Agreement may be terminated and the Distribution abandoned at any time prior to the Time of Distribution by and in the sole discretion of the Ambassadors Board of Directors without the approval of Education or of Ambassadors's shareholders. In the event of such termination, no party will have any liability of any kind to any other party on account of such termination.

       6.7. BINDING EFFECT; ASSIGNMENT. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective legal representatives and successors, and nothing in this Agreement, express or implied, is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Agreement. Except as herein specifically provided to the contrary, neither party may assign this Agreement or any rights or obligations hereunder, without the prior written consent of the other party, and any such assignment shall be void; provided, however, either party (or its permitted successive assignees or transferees hereunder) may assign or transfer this Agreement as a whole without consent to an entity that succeeds to all or substantially all of the business or assets of such party to which this Agreement relates.

       6.8. PERFORMANCE. Each party hereto will cause to be performed, and hereby guarantees the performance of all actions, agreements and obligations set forth herein to be performed by any subsidiary or any member of such party's Group.

       6.9. ADDITIONAL ASSURANCES. Except as may be specifically provided herein to the contrary, the provisions of this Agreement shall be self-operative and shall not require further agreement by the parties; provided, however, at the request of either party, the other party shall execute such additional instruments and take such additional acts as are reasonable, and as the requesting party may reasonably deem necessary, to effectuate this Agreement.

       6.10. ENTIRE AGREEMENT. This Agreement, the Separation Agreement, all other Transaction Agreements, including any annexes, schedules and exhibits hereto or thereto, and other agreements and documents referred to herein and therein, will together constitute the entire agreement between the parties with respect to the subject matter hereof and thereof and shall supersede all prior negotiations, agreements and understandings of the parties of any nature, whether oral or written, with respect to such subject matter.

       6.11. ATTACHMENTS. All attachments hereto are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Capitalized terms used in the attachments hereto but not otherwise defined therein will have the respective meanings assigned to such terms in this Agreement.

       6.12. DESCRIPTIVE HEADINGS. The headings contained in this Agreement, in any Exhibit or Schedule hereto and


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       in the table of contents to this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. When a reference is made in this Agreement to an Article or a Section, Exhibit or Schedule, such reference shall be to an Article or Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated.

       6.13. GENDER AND NUMBER. Whenever the context of this Agreement requires, the gender of all words herein shall include the masculine, feminine and neuter, and the number of all words herein shall include the singular and plural.

       6.14. SEVERABILITY. The parties hereto have negotiated and prepared the terms of this Agreement in good faith with the intent that each and every one of the terms, covenants and conditions herein be binding upon and inure to the benefit of the respective parties. Accordingly, if any one or more of the terms, provisions, promises, covenants or conditions of this Agreement or the application thereof to any person or circumstance shall be adjudged to any extent invalid, unenforceable, void or voidable for any reason whatsoever by a court of competent jurisdiction, such provision shall be as narrowly construed as possible, and each and all of the remaining terms, provisions, promises, covenants and conditions of this Agreement or their application to other persons or circumstances shall not be affected thereby and shall be valid and enforceable to the fullest extent permitted by law. To the extent this Agreement is in violation of applicable law, then the parties agree to negotiate in good faith to amend the Agreement, to the extent possible consistent with its purposes, to conform to law and effect the original intent of the parties.

       6.15. SURVIVAL OF AGREEMENTS. Except as otherwise contemplated by this Agreement, all covenants and agreements of the parties contained in this Agreement shall remain in full force and effect and shall survive the time of Distribution.

       6.16. GOVERNING LAW. This Agreement shall be construed in accordance with and all Disputes hereunder shall be governed by the laws of the State of California, excluding its conflict of law rules and the United Nations Convention on Contracts for the International Sale of Goods. The Superior Court of Los Angeles County and/or the United States District Court for the Southern District of California shall have jurisdiction and venue over all Disputes between the parties that are permitted to be brought in a court of law pursuant to Section 5 above.

       6.17. NOTICES. Any notice, demand, offer, request or other communication required or permitted to be given by either party pursuant to the terms of this Agreement shall be in writing and shall be deemed effectively given the earlier of (i) when received, (ii) when delivered personally,
       (iii) one Business Day after being delivered by facsimile (with receipt of appropriate confirmation), (iv) one Business Day after being deposited with a nationally recognized overnight courier service or (v) four days after being deposited in the U.S. mail, First Class with postage prepaid, and addressed to:

       If to Ambassadors:                           With a copy to:

       Ambassadors International, Inc.              Gerald M. Chizever, Esq.
       1071 Camelback Street                        Richman, Mann, Chizever, Philips & Duboff
       Newport Beach, California 92660              9601 Wilshire Blvd., Penthouse Suite
       Facsimile:                                   Beverly Hills, CA 90210
                                                    Facsimile: 310 274-2831

       If to Education:                             With a copy to:

       Ambassadors Group, Inc.                      Gerald M. Chizever, Esq.
       Dwight D. Eisenhower Building                Richman, Mann, Chizever, Philips & Duboff
       110 South Ferrall Street                     9601 Wilshire Blvd., Penthouse Suite
       Spokane, Washington 99202                    Beverly Hills, CA 90210


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       Facsimile:                                   Facsimile: 310 274-2831

       Ambassadors and Education may substitute a different address or facsimile number, from time to time, if such substitute is provided to the intended notice recipient in writing by notice given in the manner provided in this section.

       6.18. WAIVERS; REMEDIES. No failure or delay by any party hereto in exercising any right, power or privilege hereunder will operate as a waiver thereof, nor will any waiver on the part of any party hereto of any right, power or privilege hereunder operate as a waiver of any other right, power or privilege hereunder, nor will any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder. The rights and remedies herein provided are cumulative and are not exclusive of any rights or remedies which the parties may otherwise have at law or equity.

       6.19. NO IMPLIED LICENSES. Nothing contained in this Agreement shall be construed as conferring any rights by implication, estoppel or otherwise, under any intellectual property right, other than the rights expressly granted in this Agreement with respect to Confidential Information. Neither party is required hereunder to furnish or disclose to the other any information.

       6.20. INFRINGEMENT SUITS. Neither party shall have any obligation hereunder to institute any action or suit against Third Parties for misappropriation of any of its Confidential Information or to defend any action or suit brought by a Third Party that alleges infringement of any intellectual property rights by the Receiving Party's authorized use of the Disclosing Party's Confidential Information.

       6.21. LIMITATION OF LIABILITY. In no event shall any member of the Ambassadors Group or Education Group be liable to any other member of the Ambassadors Group or Education Group for any special, consequential, indirect, incidental or punitive damages or lost profits, however caused and on any theory of liability (including negligence) arising in any way out of this Agreement, whether or not such party has been advised of the possibility of such damages; provided, however, that the foregoing limitations shall not limit each party's indemnification obligations for liabilities to third parties as set forth in the Indemnification and Insurance Matters Agreement.

       6.22. FORCE MAJEURE. Neither party shall be liable or deemed to be in default for any delay or failure in performance under this Agreement or other interruption of service deemed to result, directly or indirectly, from acts of God, civil or military authority, acts of public enemy, war, accidents, explosions, earthquakes, floods, failure of transportation, strikes or other work interruptions by either party's employees, or any other similar cause beyond the reasonable control of either party unless such delay or failure in performance is expressly addressed elsewhere in this Agreement.


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       IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties as of the date first written above.

Ambassadors International, Inc.,        Ambassadors Education Group, Inc.,
a Delaware corporation                  a Delaware corporation

By:                                     By:
   --------------------------------        -------------------------------------

Title:                                  Title:
      -----------------------------           ----------------------------------


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